Exhibit 99.1

BULLDOG PARTNERS WITH ACE OF ECUADOR

Richmond, British Columbia, Canada - May 12, 2004 - Bulldog Technologies Inc. (OTCBB: BLLD) announces insurance partnership with ACE Seguros S.A. of Ecuador.

Bulldog Technologies is pleased to announce a new partnership with the Ecuadorian branch of ACE Seguros S.A.. ACE Seguros provides insurance and re-insurance services for the cargo transportation industry throughout Latin America. Due to the severe security concerns within cargo transportation in Ecuador, ACE has committed to a premium discount of 20% and a deductible discount of 15% for cargo secured with the Bulldog Yard BOSS™ System.

In conjunction with these discounts, ACE is working towards implementing a mandatory Bulldog Program for shippers with extensive theft problems. This program would force ACE customers in theft hotspots to implement the Bulldog Security Systems in order to continue their coverage.

In a recent letter, Xavier Pazmino, ACE Branch Manager in Guayaquil, Ecuador stated, "ACE Seguros has high expectations for this product, and would like to immediately commence the implementation of a 30-day pilot project. This pilot will be carried out in conjunction with our customer Ecuaestibas and your distributor, Nettel S.A.".

Pazmino also stated, "ACE Seguros Ecuador would also like to take the opportunity to combine our efforts with Bulldog in promoting this product, both internally and with our customers, in our other major Latin American business centers, most notably Brazil, Argentina and Columbia".

ACE Insurance was created to provide hard-to-find excess liability coverage. Today, ACE Insurance operates in 50 countries around the world with an exceptional underwriting team committed to discipline, excellence and integrity.

For more information about ACE insurance company please visit www.aceinsurance.co.nz.

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Bulldog Technologies Inc. is a provider of wireless security systems for the cargo transportation industry. Bulldog has developed the Road BOSS™ (Bulldog Online Security System) for cargo transported in trailers, delivery trucks/vans, and sea containers, and the Yard BOSS™ for cargo stored in yards.

For further information, visit Bulldog on the World Wide Web at www.bulldog-tech.com.